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                                                                    EXHIBIT a(2)

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                 C/F&C PREFERRED SECURITIES INCOME FUND I, INC.


                  C/F&C Preferred Securities Income Fund I, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

A. C/F&C Preferred Securities Income Fund I, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended. The charter of the Corporation is hereby amended and restated by striking out in their entirety Articles I through IX of the Articles of Incorporation and substituting in lieu thereof the following:

                                   ARTICLE I

                  THE UNDERSIGNED, Mary C. Carty, whose post office address is c/o Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, being at least eighteen years of age, does hereby act as an incorporator and form a corporation under and by virtue of the Maryland General Corporation Law.

                                   ARTICLE II

                                      NAME

                  The name of the Corporation is F&C/CLAYMORE PREFERRED SECURITIES INCOME FUND INCORPORATED (the "Corporation").

                                  ARTICLE III

                               PURPOSES AND POWERS

                  The Corporation is formed for the following purposes:

                  (1) To conduct and carry on the business of a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

                  (2) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

                  (3) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereinafter be permitted by law.

                  (4) To pursue the investment objective of high current income for holders of its Common Stock consistent with preservation of capital.
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                  (5) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

                  The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law now or hereinafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred; provided, that the Corporation may not
(i) purchase securities (other than securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities ("Government Securities")) of any issuer if as a result of the purchase more than 5% of the value of the Corporation's total assets would be invested in the securities of the issuer, except that up to 25% of the value of the Corporation's total assets may be invested without regard to this 5% limitation; (ii) purchase more than 10% of the voting securities of any one issuer, except that (X) this limitation is not applicable to the Corporation's investment in Government Securities and (Y) up to 25% of the value of the Corporation's total assets may be invested without regard to this 10% limitation; and (iii) make any investments for the purpose of exercising control or management of any company.

                                   ARTICLE IV

                       PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation is 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated. The post office address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

                                    ARTICLE V

                                  CAPITAL STOCK

                  (1) The total number of shares of capital stock that the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares, of which 240,000,000 shares are classified as Common Stock, par value one cent ($.01) per share, and 10,000,000 shares are classified as Preferred Stock, par value one cent ($.01) per share. The aggregate par value of all shares of all classes that the Corporation is authorized to issue is $2,500,000.

                  (2) The Board of Directors is authorized to determine the designation of and to set the terms of the Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption prior to issuance. The Preferred Stock may be issued in series.

                  (3) The Board of Directors is authorized, from time to time, to fix the price or the minimum price of the consideration or minimum consideration for, and to issue, the shares of stock of the Corporation.

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                  (4) The Corporation may issue fractional shares. Any
fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. A fractional share shall not, however, carry the right to receive a certificate evidencing it.

                  (5) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws of the Corporation, as from time to time amended.

                  (6) No holder of stock of the Corporation by virtue of being such a holder shall have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation's capital stock or any other security that the Corporation may issue or sell other than a right that the Board of Directors in its discretion may determine to grant.

                  (7) The Board of Directors shall have authority by resolution to classify and reclassify any authorized but unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the capital stock.

                  (8) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in the charter.

                  (9) The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

                  (10) No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision thereto.

                  (11) The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

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                                   ARTICLE VI

                               BOARD OF DIRECTORS

                  (1) The number of directors constituting the Board of Directors shall be as specified in the Bylaws or determined by the Board of Directors pursuant to the Bylaws, except that the number of Directors shall in no event be less than the minimum number required under Maryland General Corporation Law or greater than twelve (12). The name of the director who shall act until the first annual meeting of shareholders or until his successors are duly chosen and qualified is:

                               Donald F. Crumrine

                  (2) Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the Corporation (the "initial annual meeting"), the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the classes of Directors elected at the initial annual meeting shall expire at the times of the annual meetings of the stockholders as follows: Class I on the next annual meeting, Class II on the second next annual meeting and Class III on the third next annual meeting, or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. Subject to the following paragraph, the number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

                  If the Corporation issues Preferred Stock entitling the holders to elect additional Directors in specified circumstances, and the election of such additional Directors would cause the number of Directors to exceed 12, then the terms of office of a number of Directors elected by the other stockholders (excluding any Directors which the holders of the Preferred Stock are entitled to elect in all events) shall terminate at the time of the meeting of the holders of the Preferred Stock called to elect the additional Directors such that the sum of the number of remaining Directors and the number of additional Directors to be elected by the holders of the Preferred Stock does not exceed 12. The Directors whose term shall expire will be determined in inverse order of their initial election to the Board of Directors. The additional Directors will be apportioned among the classes of Directors so that the number of Directors in each class will be as nearly equal as possible.

                  (3) A director may be removed only with cause, and then only by action of the stockholders taken by the holders of at least eighty percent (80%) of the votes entitled to be cast for election of the Director's successor.

                  (4) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

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                      (i) To have the exclusive right to make, alter or repeal
the Bylaws of the Corporation, except as otherwise required by the 1940 Act.

                      (ii) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

                      (iii) Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of the stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

                      (iv) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

                      (v) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the Bylaws of the Corporation.

                  (5) Any determination made in good faith and in accordance with these Articles of Incorporation by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, as to the determination of the net asset value of shares of any class of the Corporation's capital stock, or as to any other matters relating to the issuance, sale or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on "margin," a sale of securities "short," or an underwriting or the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be finding as aforesaid. No provision of these Articles of Incorporation of the Corporation shall be effective to (i) require a waiver of compliance with any provision of the Securities Act

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of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any Director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                                  ARTICLE VII

                              CERTAIN TRANSACTIONS

                  (1) Except as otherwise provided in this Article VII, at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, each voting as a separate class, in addition to the affirmative vote of at least eighty percent (80%) of the Board of Directors, shall be necessary to effect any of the following actions:

                      (i) Any amendment to these Articles to make the Corporation's Common Stock a "redeemable security" or to convert the corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act of 1940, as amended) or any amendment to paragraph
(1) of Article III, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least eighty percent (80%) of such Directors, approve such amendment in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such actions unless otherwise provided in the charter;

                      (ii) Any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets;

                      (iii) Any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to these Articles of Incorporation to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least eighty percent (80%) of such Directors, approve such proposal in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such actions unless otherwise provided in the charter; or

                      (iv) Any Business Combination (as hereinafter defined) unless either the condition in clause (A) below is satisfied, or all of the conditions in clauses (B), (C), (D), (E) and (F) below are satisfied, in which case paragraph (3) below shall apply:

                           (A) The Business Combination shall have been approved
by a vote of at least eighty percent (80%) of the Continuing Directors.

                           (B) The aggregate amount of cash and the Fair Market
Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of any class of outstanding Voting Stock (as hereinafter defined) in such Business Combination shall be at least equal to the higher of the following:

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                           (x) the highest per share price (including any
                  brokerage commissions, transfer taxes and soliciting dealers'
                  fees) paid by an Interested Party (as hereinafter defined) for any shares of such Voting Stock acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (bb)(i) in the Threshold Transaction (as hereinafter defined), or (ii) in any period between the Threshold Transaction and the consummation of the Business Combination, whichever is higher; and

                           (y) the net asset value per share of such Voting
                  Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher.

                           (C) The consideration to be received by holders of
the particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                           (D) After the occurrence of the Threshold
Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

                           (E) After the occurrence of the Threshold
Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                           (F) A proxy or information statement describing the
proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party's expense, to the shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Acts or subsequent provisions).

                  (2) For the purposes of this Article:

                      (i) "Business Combination" shall mean any of the transactions described or referred to in any one or more of the following subparagraphs:

                           (A) any merger, consolidation or share exchange of
the Corporation with or into any other person;

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                           (B) any sale, lease, exchange, mortgage, pledge,
transfer or other disposition (in one transaction or a series of transactions in any 12 month period) to or with any other person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation's business;

                           (C) the issuance or transfer by the Corporation (in
one transaction or a series of transactions in any 12 month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (x) sales of any securities of the Corporation in connection with a public offering or private placement thereof,
(y) issuances of any securities of the Corporation pursuant to a dividend reinvestment and/or cash purchase plan adopted by the Corporation and (z) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation;

                      (ii) "Continuing Director" means any member of the Board of Directors of the Corporation who (A) is not an Interested Party or an Affiliate or an Associate (as these terms are defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months (or since the Corporation's commencement of operations, if that period is less than 12 months), or (B) is a successor of a Continuing Director who is not an Interested Party or an Affiliate or an Associate of an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors; or (C) is elected to the Board of Directors to be a Continuing Director by a majority of the Continuing Directors then on the Board of Directors and who is not an Interested Party or an Affiliate or Associate of an Interested Party.

                      (iii) "Interested Party" shall mean any person, other than an investment company advised by the Corporation's initial investment manager (or the successor to that manager through reorganization, merger, acquisition or otherwise of the manager or its successor) or any of its (or the successor's) Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation or which individually or together with any other persons beneficially owns or is deemed to own, directly or indirectly, more than 5 percent of any class of the Corporation's securities (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act")).

                      (iv) "Person" shall mean an individual, a corporation, a trust or a partnership.

                      (v) "Voting Stock" shall mean capital stock of the Corporation entitled to vote generally in the election of directors.

                      (vi) A person shall be a "beneficial owner" of any Voting
Stock:

                           (A) which such person or any of its Affiliates or
Associates (as hereinafter defined) beneficially owns, directly or indirectly;
or

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                           (B) which such person or any of its Affiliates or
Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options; or

                           (C) which is beneficially owned, directly or
indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                      (vii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act; provided that the term "Affiliate" shall also include any person who, at or prior to the time of election to the Board of Directors, had expressed support in writing of any proposals of an Interested Party for which shareholder approval would be required (for purposes of consideration of these proposals only).

                      (viii) "Fair Market Value" means:

                           (A) in the case of stock, the highest closing sale
price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price (if such stock is a National Market System security) or the highest closing bid quotation (if such stock is not a National Market System security) with respect to a share of such stock during the 30-day period preceding the relevant date on the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) or any system then in use, or if no such quotations are available, the fair market value on the relevant date of the share of such stock as determined by at least eighty percent (80%) of the Continuing Directors in good faith, and

                           (B) in the case of property other than cash or stock,
the fair market value of such property on the relevant date as determined by at least eighty percent (80%) of the Continuing Directors in good faith.

                      (ix) "Threshold Transaction" means the transaction by or as a result of which an Interested Party first becomes the beneficial owner of Voting Stock.

                      (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (1)(iv)(B) above shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                      (xi) Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the requirements of subparagraph
(1)(iv) above have been met with respect to any Business Combination, and (d) whether the assets which are the subject of any Business Combination have, or the consideration

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to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

                  (3) If any Business Combination described in subparagraph
(2)(i)(A) or (B) (if the transfer or other disposition is one with respect to which a stockholder vote is required under Maryland law) is approved by a vote of eighty percent (80%) of the Continuing Directors or all of the conditions in subparagraph (1)(iv)(B), (C), (D), (E) and (F) are satisfied, a majority of the votes entitled to be cast by stockholders shall be required to approve such transaction. If any other Business Combination is approved by a vote of eighty percent (80%) of the Continuing Directors or all of the conditions in subparagraph (1)(iv)(B), (C), (D), (E) and (F) are satisfied, no stockholder vote shall be required to approve such transaction unless otherwise required by law.

                                  ARTICLE VIII

                    LIMITATIONS ON LIABILITY; INDEMNIFICATION

                  (1) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

                  (2) Any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current or former director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, excise taxes, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under the Maryland General Corporation Law, the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, as such statutes are now or hereinafter in force. In addition, the Corporation shall also advance expenses to its currently acting and its former directors and officers to the fullest extent that advancement of expenses is permitted by the Maryland General Corporation Law, the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

                  (3) No provision of this Article VIII shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

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                  (4) References to the Maryland General Corporation Law in this
Article VIII are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

                                   ARTICLE IX

                                   AMENDMENTS

                  (1) The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Charter, of any outstanding stock.

                  (2) Notwithstanding Paragraph (1) of this Article or any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of Articles VI, VII or IX unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, each voting as a separate class, unless, in the case of Articles VI, VII or Paragraph (1) (but not Paragraph (2)) of Article IX, such action previously has been approved, adopted or authorized by the affirmative vote of eighty percent (80%) of the total number of Continuing Directors, in which case the affirmative vote of a majority of the votes entitled to be cast by holders of the Corporation's outstanding Common Stock and Preferred Stock, voting together as a single class, shall be required to approve, adopt, or authorize such an amendment. Further, notwithstanding Paragraph (1) of Article IX or any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation shall amend, alter, change or repeal paragraph (4) of Article III or the proviso at the end of the last paragraph of Article III unless the amendment affecting such amendment, alteration, change or repeal shall receive the affirmative vote of at least eighty percent (80%) of the votes of the Corporation's Common Stock and Preferred Stock entitled to be cast by stockholders, voting as a single class, and of at least eighty percent (80%) of the votes of the Corporation's Preferred Stock entitled to be cast by stockholders, voting as a separate class.




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B. The amendment and restatement of the charter of the Corporation herein set forth was approved by the sole member of the Board of Directors of the Corporation. No stock of the Corporation entitled to be voted on the charter amendment and restatement was outstanding or subscribed for at the time of approval.

C. The provisions set forth in A. above are all of the provisions of the charter of the Corporation currently in effect as hereby amended. The current address of the principal office of the Corporation and the name and address of the Corporation's current resident agent are set forth in ARTICLE IV of the charter as above amended and restated. The current number of directors and the names of those currently in office are set forth in ARTICLE VI(1) of the charter as above amended and restated.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its undersigned officers on this ___ day of December, 2002.

         The undersigned President of the Corporation acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles of Amendment and Restatement with respect to the authorization and approval of the amendment and restatement of the Corporation's charter are true in all material respects, under penalties of perjury.

                                                     C/F&C PREFERRED SECURITIES
                                                     INCOME FUND I, INC.

                                                     By:
                                                          -------------------
                                                     Name: Robert M. Ettinger
                                                     Title:   President
WITNESS:

---------------
Name:  R. Eric Chadwick
Title:    Secretary


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